Exhibit 99.3

Release: March 21, 2024

CPKC announces filing of proxy circular and annual general meeting

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) announced today that it has filed its notice of meeting and management proxy circular for CPKC’s 2024 annual meeting of shareholders with Canadian and U.S. securities regulators. A copy of the proxy material is available at investor.cpkcr.com.

The annual meeting of shareholders will be held virtually on April 24, 2024 at 9 a.m. MT.

Although shareholders will not be able to attend the meeting in person, a virtual-only format allows for greater participation of shareholders, including voting on business properly brought before the meeting and submitting questions for consideration. Shareholders can vote by proxy in advance of the meeting as in prior years and online during the meeting.

Detailed instructions for shareholders to participate in the meeting and a copy of the Virtual AGM User Guide are available at investor.cpkcr.com. CPKC will also send this information directly to shareholders.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:

Media

mediarelations@cpkcr.com

Investment Community

Chris De Bruyn

403-319-3591

investor@cpkcr.com